Filed pursuant to Rule 433
Registration No. 333-132201
Dated 3/13/07


FLOATING RATE MEDIUM TERM NOTE FINAL TERM SHEET

ISSUER:				TOYOTA MOTOR CREDIT CORPORATION (Aaa/AAA)
SIZE:		 		$50,000,000
TRADE DATE:		 	3/13/07
SETTLEMENT DATE:		3/16/07
MATURITY DATE:			3/17/08
COUPON:				3MONTH T-BILL +32
FLOATING RATE REFIX:		TELERATE PAGE 56 (3MO T-BILL INVESTMENT RATE)
INTEREST RATE RESET PERIOD:	WEEKLY, ON THE BUSINESS DAY FOLLOWING EACH
                                TREASURY BILL AUCTION
INTEREST DETERMINATION DATE:	RATE WILL BE THE SIMPLE WEEKLY UN-WEIGHTED
                                AVERAGE OF RATES IN PERIOD
				***The Interest Rate to be used for the two
				Business Days immediately prior to each
				Interest Payment Date (including the Date of
				Maturity) will be the Interest Rate in effect on the Second Business Day preceding such Interest Payment Dates and the Date of Maturity. The Interest Reset Date
				(including the Initial Interest Reset Date) shall be on the Tuesday of each week (except as otherwise specified in the Prospectus
				Supplement).

PAYMENT FREQUENCY:		QUARTERLY
COUPON PAYMENT DATES:		QUARTERLY ON THE 17TH OF OR NEXT GOOD BUSINESS
				DAY OF JUNE, SEPTEMBER, DECEMBER, & MARCH
				USING THE MODIFIED FOLLOWING ADJUSTED
				BUSINESS DAY CONVENTION
INITIAL PAYMENT DATE:		6/18/07
DAYCOUNT:			ACT/ACT
PRICE TO INVESTOR:		PAR
PROCEEDS TO ISSUER:		$49,995,000   ($99.99)
DELIVERY:			DTC # 569
DENOMINATIONS:			$1,000 X $1,000
CUSIP:				89233PD29
UNDERWRITER:			RBC CAPITAL MARKETS CORPORATION




The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.

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